Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-192739) pertaining to the Kofax Limited 2012 Equity Incentive Plan of our report dated September 2, 2014, with respect to the consolidated financial statements of Kofax Limited included in the Annual Report (Form 20-F) for the year ended June 30, 2014.

/s/ Ernst & Young LLP

Ernst & Young LLP

Reading, United Kingdom

September 2, 2014